This pricing supplement, which is not complete and may be changed, relates to an effective Registration Statement under the Securities Act of 1933. This pricing supplement and the accompanying product supplement, prospectus supplement and prospectus are not an offer to sell these notes in any country or jurisdiction where such an offer would not be permitted.

Subject to Completion Preliminary Term Sheet dated June 3, 2026

Filed Pursuant to Rule 424(b)(2)

Registration Statement Nos. 333-290665 and 333-290665-01

(To Prospectus dated December 8, 2025,

Prospectus Supplement dated December 8, 2025 and

Product Supplement EQUITY MLI-1

dated December 8, 2025)

Units $10 principal amount per unit CUSIP No.	Pricing Date* Settlement Date* Maturity Date*	June , 2026 June , 2026 June , 2028
*Subject to change based on the actual date the notes are priced for initial sale to the public (the “pricing date”)

BofA Finance LLC

Autocallable Contingent Coupon (with Memory) Barrier Notes Linked to a Basket of Three Energy Sector Stocks

Fully and Unconditionally Guaranteed by Bank of America Corporation

■Contingent Coupon Payments (with Memory) payable on the applicable Coupon Payment Date if the Observation Value of the Basket on the applicable quarterly Coupon Observation Date is greater than or equal to 80% of the Starting Value.

■The Contingent Coupon Payment (with Memory) payable on any Coupon Payment Date will be calculated according to the following formula: (i) the product of the Contingent Coupon Payment (with Memory) applicable to a single Coupon Payment Date and the number of Coupon Payment Dates that have occurred up to the relevant Coupon Payment Date (inclusive of the relevant Coupon Payment Date) minus (ii) the sum of all Contingent Coupon Payments (with Memory) previously paid. The Contingent Coupon Payment (with Memory) applicable to a single Coupon Payment Date will be between [$0.375 and $0.400] per unit (equal to a rate of between approximately [15.00% and 16.00%] per annum).

■Automatically callable if the Observation Value of the Basket on any quarterly Call Observation Date beginning approximately one year after the pricing date is at or above the Starting Value. If the notes are called, on the applicable Call Payment Date you will receive the principal amount of your notes plus the Contingent Coupon Payment (with Memory) otherwise due. No further amounts will be payable following an automatic call.

■If not called, a maturity of approximately two years.

■If not called, at maturity, if the value of the Basket has not decreased by more than 20%, a return of principal plus the final Contingent Coupon Payment (with Memory); otherwise, 1-to-1 downside exposure to decreases in the Basket from the Starting Value, with up to 100.00% of the principal amount at risk.

■The Basket will be comprised of the common stock of Constellation Energy Corporation, the common stock of Vistra Corp. and the common stock of BWX Technologies, Inc. (the “Basket Stocks”). Each Basket Stock will be given an approximately equal weight.

■All payments are subject to the credit risk of BofA Finance LLC, as issuer of the notes, and the credit risk of Bank of America Corporation, as guarantor of the notes

■Limited secondary market liquidity, with no exchange listing

The notes are being issued by BofA Finance LLC (“BofA Finance”) and are fully and unconditionally guaranteed by Bank of America Corporation (“BAC”). Investing in the notes involves a number of risks. There are important differences between the notes and a conventional debt security, including different investment risks and certain additional costs. See “Risk Factors” beginning on page TS-8 of this term sheet, “Additional Risk Factors” on page TS-9 of this term sheet and “Risk Factors” beginning on page PS-6 of the accompanying product supplement, page S-6 of the accompanying Series A MTN prospectus supplement and page 7 of the accompanying prospectus.

The initial estimated value of the notes as of the pricing date is expected to be between $9.35 and $9.85 per unit, which is less than the public offering price listed below. See “Summary” on the following page, “Risk Factors” beginning on page TS-8 of this term sheet and “Structuring the Notes” on page TS-15 of this term sheet for additional information. The actual value of your notes at any time will reflect many factors and cannot be predicted with accuracy.

_________________________

None of the Securities and Exchange Commission (the “SEC”), any state securities commission, or any other regulatory body has approved or disapproved of these securities or determined if this Note Prospectus (as defined below) is truthful or complete. Any representation to the contrary is a criminal offense.

_________________________

	Per Unit	Total
Public offering price	$10.00	$
Underwriting discount(1)	$0.10	$
	$0.05	$
Proceeds, before expenses, to BofA Finance	$9.85	$

(1)The underwriting discount reflects a sales commission of $0.10 per unit and a structuring fee of $0.05 per unit.

The notes and the related guarantee:

Are Not FDIC Insured	Are Not Bank Guaranteed	May Lose Value

BofA Securities

June  , 2026

Autocallable Contingent Coupon (with Memory) Barrier Notes Linked to a Basket of Three Stocks, due June , 2028

Summary

The Autocallable Contingent Coupon (with Memory) Barrier Notes Linked to a Basket of Three Energy Sector Stocks, due June  , 2028 (the “notes”) are our senior unsecured debt securities. Payments on the notes are fully and unconditionally guaranteed by BAC. The notes and the related guarantee are not insured by the Federal Deposit Insurance Corporation or secured by collateral. The notes will rank equally in right of payment with all of BofA Finance’s other unsecured and unsubordinated obligations, except obligations that are subject to any priorities or preferences by law, and the related guarantee will rank equally in right of payment with all of BAC’s other unsecured and unsubordinated obligations, except obligations that are subject to any priorities or preferences by law, and senior to its subordinated obligations. Any payments due on the notes, including any repayment of principal, will be subject to the credit risk of BofA Finance, as issuer, and BAC, as guarantor.  The notes will pay a Contingent Coupon Payment (with Memory) on the applicable Coupon Payment Date if the Observation Value of the Market Measure, which is the basket of three energy sector stocks described below (the “Basket”), on the applicable quarterly Coupon Observation Date is greater than or equal to the Coupon Barrier. The Contingent Coupon Payment (with Memory) payable on any Coupon Payment Date will be calculated according to the formula described below in “Terms of the Notes—Contingent Coupon Payments (with Memory).” The notes will be automatically called if the Observation Value of the Market Measure on any Call Observation Date is equal to or greater than its Call Value. If your notes are called, you will receive the Call Payment on the applicable Call Payment Date, and no further amounts will be payable on the notes. If your notes are not called, at maturity, if the Ending Value of the Market Measure is greater than or equal to the Threshold Value, you will receive the principal amount plus the final Contingent Coupon Payment (with Memory); otherwise, your notes are subject to 1-to-1 downside exposure to decreases in the Market Measure from the Starting Value, with up to 100.00% of the principal amount at risk. All payments on the notes will be calculated based on the $10 principal amount per unit and will depend on the performance of the Basket, subject to our and BAC’s credit risk. See “Terms of the Notes” below.

The Basket will be comprised of the common stock of Constellation Energy Corporation, the common stock of Vistra Corp. and the common stock of BWX Technologies, Inc. (the “Underlying Companies”). On the pricing date, the common stock of Constellation Energy Corporation, the common stock of Vistra Corp. and the common stock of BWX Technologies, Inc. will be given an approximately equal weight.

The economic terms of the notes are based on BAC’s internal funding rate, which is the rate it would pay to borrow funds through the issuance of market-linked notes and the economic terms of certain related hedging arrangements. BAC’s internal funding rate is typically lower than the rate it would pay when it issues conventional fixed or floating rate debt securities. This difference in funding rate, as well as the underwriting discount and costs associated with hedging the notes, will reduce the economic terms of the notes to you and the initial estimated value of the notes on the pricing date. Due to these factors, the public offering price you pay to purchase the notes will be greater than the initial estimated value of the notes.

On the cover page of this term sheet, we have provided the initial estimated value range for the notes.  This initial estimated value range was determined based on our, BAC’s and our other affiliates’ pricing models, which take into consideration BAC’s internal funding rate and the market prices for the hedging arrangements related to the notes.  The initial estimated value of the notes calculated on the pricing date will be set forth in the final term sheet made available to investors in the notes. For more information about the initial estimated value and the structuring of the notes, see “Structuring the Notes” on page TS-15.

Terms of the Notes
Issuer:	BofA Finance LLC (“BofA Finance”)
Guarantor:	Bank of America Corporation (“BAC”)
Principal Amount:	$10.00 per unit
Term:	Approximately two years, if not previously called
Market Measure:

An approximately equally weighted basket of three energy sector stocks comprised of the common stock of Constellation Energy Corporation (Nasdaq Global Select Market symbol: “CEG”), the common stock of Vistra Corp. (NYSE symbol: “VST”) and the common stock of BWX Technologies, Inc. (NYSE symbol: “BWXT”) (each, a “Basket Stock”). Each of Constellation Energy Corporation, Vistra Corp. and BWX Technologies, Inc. is an "Underlying Company".

Coupon Barrier:	80% of the Starting Value
Threshold Value:	80% of the Starting Value
Call Value:	100% of the Starting Value
Contingent Coupon Payments (with Memory):

The notes will pay a Contingent Coupon Payment (with Memory) on the applicable Coupon Payment Date if the Observation Value of the Market Measure on the applicable quarterly Coupon Observation Date is greater than or equal to the Coupon Barrier. The Contingent Coupon Payment (with Memory) payable on any Coupon Payment Date will be calculated according to the following formula: (i) the product of the Contingent Coupon Payment (with Memory) applicable to a single Coupon Payment Date and the number of Coupon Payment Dates that have occurred up to the relevant Coupon Payment Date (inclusive of the relevant Coupon Payment Date) minus (ii) the sum of all Contingent Coupon Payments (with Memory) previously paid. The Contingent Coupon Payment (with Memory) applicable to a single Coupon Payment Date will be between [$0.375 and $0.400] per unit (to be set on the pricing date).

Call Payment:	The principal amount plus the Contingent Coupon Payment (with Memory) otherwise due on the applicable Call Payment Date.
Starting Value:	The Starting Value will be set to 100.00 on the pricing date.
Ending Value:

The value of the Market Measure on the Final Calculation Day, calculated as specified in “The Basket” on page TS-10 of this term sheet and in “Description of the Notes–Baskets—Value of the Basket” on page PS-49 of the accompanying product supplement. The scheduled Final Calculation Day is subject to postponement in the event of Market Disruption Events and non-Market Measure Business Days, as described beginning on page PS-30 of the accompanying product supplement.

Observation Value:

The value of the Market Measure on the applicable Coupon Observation Date or Call Observation Date, calculated as specified in “The Basket” on page TS-10 of this term sheet and in “Description of the Notes–Baskets—Value of the Basket” on page PS-49 of the accompanying product supplement.

Coupon Observation Dates:

On or about September , 2026, December  , 2026, March  , 2027, June  , 2027, September  , 2027, December  , 2027, March  , 2028 and June   , 2028 (the final Coupon Observation Date), which dates occur quarterly, beginning approximately three months after the pricing date, through the final Coupon Observation Date. The scheduled Coupon Observation Dates are subject to

Autocallable Contingent Coupon (with Memory) Barrier Notes	TS-2

Autocallable Contingent Coupon (with Memory) Barrier Notes Linked to a Basket of Three Stocks, due June , 2028

postponement in the event of Market Disruption Events and non-Market Measure Business Days, as described beginning on page PS-30 of the accompanying product supplement.
Call Observation Dates:	The Coupon Observation Dates beginning on June , 2027 and ending on March , 2028.
Final Calculation Day/Maturity Valuation Period:	Approximately the fifth scheduled trading day immediately preceding the maturity date (which will also be the final Coupon Observation Date).
Coupon Payment Dates:

Approximately the fifth business day following the applicable Coupon Observation Date, subject to postponement as described beginning on page PS-30 of the accompanying product supplement; provided however, that the Coupon Payment Date related to the final Coupon Observation Date will be the maturity date.

Call Payment Dates:	The Coupon Payment Dates applicable to the relevant Call Observation Dates
Price Multiplier:	For each Basket Stock, 1, subject to adjustments for certain corporate events relating to that Basket Stock described beginning on page PS-41 of the accompanying product supplement.
Fees and Charges:	The underwriting discount of $0.15 per unit listed on the cover page.
Event of Default:

Events of default are defined in the senior indenture. Subject to the below paragraph, if such event occurs and is continuing, the amount payable to a holder of the notes upon any acceleration permitted under the senior indenture will be equal to the Redemption Amount described under the caption “Determining Payment on the Notes—Redemption Amount Determination” determined as if the date of acceleration were the maturity date of the notes and as if the Final Calculation Day were the fifth Market Measure Business Day prior to the date of acceleration.

Calculation Agent:	BofA Securities, Inc. (“BofAS”), an affiliate of BofA Finance.

Autocallable Contingent Coupon (with Memory) Barrier Notes	TS-3

Autocallable Contingent Coupon (with Memory) Barrier Notes Linked to a Basket of Three Stocks, due June , 2028

Determining Payments on the Notes

Contingent Coupon Payments (with Memory)

The notes will pay a Contingent Coupon Payment (with Memory) on the applicable Coupon Payment Date if the Observation Value of the Market Measure on the applicable quarterly Coupon Observation Date is greater than or equal to the Coupon Barrier.

Automatic Call Provision

The notes will be called automatically if the Observation Value on a Call Observation Date is equal to or greater than the Call Value. If the notes are called, you will receive $10 per unit plus the Contingent Coupon Payment (with Memory) otherwise due on the applicable Call Payment Date.

Redemption Amount Determination

If the notes are not automatically called, on the maturity date, you will receive a cash payment per unit determined as follows:

You will lose all or a significant portion of the principal amount of the notes if the Ending Value is less than the Threshold Value. Even with any Contingent Coupon Payments (with Memory), the return on the notes could be negative.

Autocallable Contingent Coupon (with Memory) Barrier Notes	TS-4

Autocallable Contingent Coupon (with Memory) Barrier Notes Linked to a Basket of Three Stocks, due June , 2028

The terms and risks of the notes are contained in this term sheet and in the following:

●Product supplement EQUITY MLI-1 dated December 8, 2025:
https://www.sec.gov/Archives/edgar/data/70858/000119312525311325/d19794d424b2.htm

●Series A MTN prospectus supplement dated December 8, 2025 and prospectus dated December 8, 2025: https://www.sec.gov/Archives/edgar/data/70858/000119312525310920/d51586d424b3.htm

These documents (together, the “Note Prospectus”) have been filed as part of a registration statement with the SEC, which may, without cost, be accessed on the SEC website at www.sec.gov or obtained from Merrill Lynch, Pierce, Fenner & Smith Incorporated (“MLPF&S”) or BofAS by calling 1-800-294-1322. Before you invest, you should read the Note Prospectus, including this term sheet, for information about us, BAC and this offering.  Any prior or contemporaneous oral statements and any other written materials you may have received are superseded by the Note Prospectus. Certain terms used but not defined in this term sheet have the meanings set forth in the accompanying product supplement. Unless otherwise indicated or unless the context requires otherwise, all references in this document to “we,” “us,” “our,” or similar references are to BofA Finance, and not to BAC.

Investor Considerations

You may wish to consider an investment in the notes if:	The notes may not be an appropriate investment for you if:

■You anticipate that the Observation Value of the Market Measure will be greater than or equal to its Coupon Barrier on most or all of the Coupon Observation Dates.

■You anticipate that the notes will be automatically called, in which case you accept an early exit from your investment, or if not automatically called that the Market Measure will not decrease from the Starting Value to an Ending Value that is below the Threshold Value.

■You accept that the return on the notes will be limited to the return represented by the Contingent Coupon Payments (with Memory) even if the percentage change in the value of the Market Measure is significantly greater than such return.

■You are willing to lose up to 100% of the principal amount if the notes are not called.

■You are willing to forgo dividends or other benefits of owning shares of the Basket Stocks.

■You are willing to accept a limited or no market for sales of the notes prior to maturity, and understand that the market prices for the notes, if any, will be affected by various factors, including our and BAC’s actual and perceived creditworthiness, BAC’s internal funding rate and fees and charges on the notes.

■You are willing to assume our credit risk, as issuer of the notes, and BAC’s credit risk, as guarantor of the notes. for all payments under the notes, including the Redemption Amount.

■You anticipate that the Observation Value of the Market Measure will be less than its Coupon Barrier on each Coupon Observation Date.

■You wish to make an investment that cannot be automatically called prior to maturity.

■You seek an uncapped return on your investment.

■You seek principal repayment or preservation of capital.

■You want to receive dividends or other distributions paid on the Basket Stocks.

■You seek an investment for which there will be a liquid secondary market.

■You are unwilling or are unable to take market risk on the notes, to take our credit risk, as issuer of the notes, or to take BAC’s credit risk, as guarantor of the notes.

We urge you to consult your investment, legal, tax, accounting, and other advisors before you invest in the notes.

Autocallable Contingent Coupon (with Memory) Barrier Notes	TS-5

Autocallable Contingent Coupon (with Memory) Barrier Notes Linked to a Basket of Three Stocks, due June , 2028

Examples of Hypothetical Payments

The following examples are for purposes of illustration only. They are based on hypothetical values and show hypothetical returns on the notes. They illustrate the calculation of the Contingent Coupon Payment (with Memory), the Call Payment or the Redemption Amount, as applicable, based on the hypothetical terms set forth below. The actual amount you receive and the resulting return will depend on the actual Observation Values and Contingent Coupon Payments (with Memory), whether the notes are automatically called and the term of your investment. The following examples do not take into account any tax consequences from investing in the notes. These examples are based on the following hypothetical terms:

1)the Starting Value of 100.00;

2)the Coupon Barrier of 80.00;

3)the Threshold Value of 80.00;

4)the Call Value of 100.00;

5)an expected term of the notes of approximately two years if the notes are not called on any Call Observation Date;

6)a Contingent Coupon Payment (with Memory) applicable to a single Coupon Payment Date of $0.3875 per unit (the mid-point of the Contingent Coupon Payment (with Memory) range);

7)the Coupon Observation Dates occurring quarterly during the term of the notes; and

8)the Call Observation Dates occurring quarterly beginning approximately one year after the pricing date.

For hypothetical historical values of the Basket, see “The Basket” section below. For recent actual prices of the Basket Stocks, see “The Basket Stocks” section below. The Ending Value will not include any income generated by dividends paid on the Basket Stocks, which you would otherwise be entitled to receive if you invested in the Basket Stocks directly. In addition, all payments on the notes are subject to issuer and guarantor credit risk.

Example 1 - The Observation Value of the Market Measure on the first Coupon Observation Date is 50.00. Therefore, no Contingent Coupon Payment (with Memory) is paid on the related Coupon Payment Date.

Example 2 - The Observation Value of the Market Measure on each of the first three Coupon Observation Dates is below the Coupon Barrier. Therefore, no Contingent Coupon Payment (with Memory) is paid on the related Coupon Payment Dates. The Observation Value of the Market Measure on the fourth Coupon Observation Date (which is also the first Call Observation Date) is 105.00. Therefore, the notes will be automatically called at $10.00 plus the Contingent Coupon Payment (with Memory) otherwise due on the applicable Call Payment Date, calculated as follows:

the product of the Contingent Coupon Payment (with Memory) applicable to a single Coupon Payment Date and the number of Coupon Payment Dates that have occurred up to the relevant Coupon Payment Date (inclusive of the relevant Coupon Payment Date) minus (ii) the sum of all Contingent Coupon Payments (with Memory) previously paid.

= (i) $0.3875 x 4 - (ii) $0.0000 = $1.55 per unit

Call Payment on the first Call Payment Date = $11.55 per unit.

Example 3 - The Observation Value of the Market Measure on each of the first three Coupon Observation Dates is below the Coupon Barrier. Therefore, no Contingent Coupon Payment (with Memory) is paid on the related Coupon Payment Dates. The Observation Value of the Market Measure on the fourth Coupon Observation Date (which is also the first Call Observation Date) is above the Coupon Barrier but below the Call Value. Therefore, a Contingent Coupon Payment (with Memory) of $1.55 per unit ($0.3875 x 4 - $0) is paid on the related Coupon Payment Date but the notes are not automatically called. The Observation Value of the Market Measure on the fifth Coupon Observation Date is 85.00. Therefore, the notes are not automatically called but a Contingent Coupon Payment (with Memory) is paid on the related Coupon Payment Date, calculated as follows:

the product of the Contingent Coupon Payment (with Memory) applicable to a single Coupon Payment Date and the number of Coupon Payment Dates that have occurred up to the relevant Coupon Payment Date (inclusive of the relevant Coupon Payment Date) minus (ii) the sum of all Contingent Coupon Payments (with Memory) previously paid.

= (i) $0.3875 x 5 - (ii) $1.55 = $0.3875 per unit

Contingent Coupon Payment (with Memory) payable on the fifth Coupon Payment Date = $0.3875 per unit.

Example 4 - The Observation Value of the Market Measure on each of the first seven Coupon Observation Dates is above the Coupon Barrier and the Observation Value of the Market Measure on each of the fourth through seventh Coupon Observation Dates (which are also the Call Observation Dates) is also below the Call Value. Therefore, the notes are not automatically called prior to maturity but a Contingent Coupon Payment (with Memory) of $0.3875 per unit is paid on each of the first seven Coupon Payment Dates. The Ending Value of the Market Measure is 95.00, which is greater than the Coupon Barrier and the Threshold Value. The Redemption Amount will equal $10.00 plus the final Contingent Coupon Payment (with Memory) of $0.3875 = $10.3875 per unit.

Autocallable Contingent Coupon (with Memory) Barrier Notes	TS-6

Autocallable Contingent Coupon (with Memory) Barrier Notes Linked to a Basket of Three Stocks, due June , 2028

Example 5 - The Observation Value of the Market Measure on each of the first seven Coupon Observation Dates is below the Coupon Barrier and the Observation Value of the Market Measure on each of the fourth through seventh Coupon Observation Dates (which are also the Call Observation Dates) is also below the Call Value. Therefore, the notes are not automatically called prior to maturity and no Contingent Coupon Payment (with Memory) is paid on any of the first seven Coupon Payment Dates. If the Ending Value of the Market Measure is less than the Threshold Value (which would also be less than the Coupon Barrier), the Redemption Amount will be less, and possibly significantly less, than the principal amount and no final Contingent Coupon Payment (with Memory) will be payable at maturity. For example, if the Ending Value of the Market Measure is 50.00, the Redemption Amount per unit will be:

Autocallable Contingent Coupon (with Memory) Barrier Notes	TS-7

Autocallable Contingent Coupon (with Memory) Barrier Notes Linked to a Basket of Three Stocks, due June , 2028

Risk Factors

There are important differences between the notes and a conventional debt security.  An investment in the notes involves significant risks, including those listed below. You should carefully review the more detailed explanation of risks relating to the notes in the “Risk Factors” sections beginning on page PS-6 of the accompanying product supplement, page S-6 of the Series A MTN prospectus supplement, and page 7 of the prospectus identified above. The notes are not an appropriate investment for you if you are not knowledgeable about significant elements of the notes or financial matters in general. We also urge you to consult your investment, legal, tax, accounting, and other advisors before you invest in the notes.

Structure-related Risks

■There is no fixed principal repayment amount on the notes at maturity. If the notes are not called and the Ending Value is less than the Threshold Value, you will lose up to 100% of the principal amount.

■Your investment return is limited to the return represented by the Contingent Coupon Payments (with Memory) and may be less than a comparable investment directly in the Basket Stocks. You will not receive a payment on the notes greater than the principal amount plus the Contingent Coupon Payments (with Memory) that may be payable over the term of the notes, regardless of the extent of any increase in the value of the Market Measure.

■Payments on the notes will not reflect changes in the value of the Market Measure other than on the Coupon Observation Dates, the Call Observation Dates or the Final Calculation Date. As a result, even if the value of the Market Measure increases during the term of the notes, you will not receive the Contingent Coupon Payments (with Memory) over the term of the notes if the Observation Value on each Coupon Observation Date is less than the Coupon Barrier. Similarly, you will receive a Redemption Amount that is less than the principal amount if the Ending Value is less than the Threshold Value on the Final Calculation Day, even if the value of the Market Measure was always greater than the Threshold Value prior to such Final Calculation Day.

■You may not receive any Contingent Coupon Payments (with Memory). If the Observation Value is less than the Coupon Barrier on each Coupon Observation Date, you will not receive any Contingent Coupon Payments (with Memory) over the term of the notes and will not receive a positive return on the notes.

■Changes in the prices of one or more of the Basket Stocks may be offset by changes in the prices of one or more of the other Basket Stocks.

■If the notes are called, you will be subject to reinvestment risk, and you will lose the opportunity to receive Contingent Coupon Payments (with Memory), if any, that otherwise might have been payable after the date of the call.

■Your return on the notes may be less than the yield you could earn by owning a conventional fixed or floating rate debt security of comparable maturity.

■Payments on the notes are subject to our credit risk, and the credit risk of BAC, and any actual or perceived changes in our or BAC’s creditworthiness are expected to affect the value of the notes. If we and BAC become insolvent or are unable to pay our respective obligations, you may lose your entire investment.

■We are a finance subsidiary and, as such, have no independent assets, operations or revenues.

■BAC’s obligations under its guarantee of the notes will be structurally subordinated to liabilities of its subsidiaries.

■The notes issued by us will not have the benefit of any cross-default or cross-acceleration with other indebtedness of BofA Finance or BAC; events of bankruptcy or insolvency or resolution proceedings relating to BAC and covenant breach by BAC will not constitute an event of default with respect to the notes.

Valuation- and Market-related Risks

■The initial estimated value of the notes considers certain assumptions and variables and relies in part on certain forecasts about future events, which may prove to be incorrect. The initial estimated value of the notes is an estimate only, determined as of a particular point in time by reference to our and our affiliates’ pricing models. These pricing models consider certain assumptions and variables, including our credit spreads and those of BAC, BAC’s internal funding rate on the pricing date, mid-market terms on hedging transactions, expectations on interest rates and volatility, price-sensitivity analysis, and the expected term of the notes.  These pricing models rely in part on certain forecasts about future events, which may prove to be incorrect.

■The public offering price you pay for the notes will exceed the initial estimated value. If you attempt to sell the notes prior to maturity, their market value may be lower than the price you paid for them and lower than the initial estimated value.  This is due to, among other things, changes in the prices of the Basket Stocks, changes in BAC’s internal funding rate, and the inclusion in the public offering price of the underwriting discount and costs associated with hedging the notes, all as further described in “Structuring the Notes” on page TS-15. These factors, together with various credit, market and economic factors over the term of the notes, are expected to reduce the price at which you may be able to sell the notes in any secondary market and will affect the value of the notes in complex and unpredictable ways.

■The initial estimated value does not represent a minimum or maximum price at which we, BAC, MLPF&S, BofAS or any of our other affiliates would be willing to purchase your notes in any secondary market (if any exists) at any time. The value of your

Autocallable Contingent Coupon (with Memory) Barrier Notes	TS-8

Autocallable Contingent Coupon (with Memory) Barrier Notes Linked to a Basket of Three Stocks, due June , 2028

notes at any time after issuance will vary based on many factors that cannot be predicted with accuracy, including the performance of the Market Measure, our and BAC’s creditworthiness and changes in market conditions.

■A trading market is not expected to develop for the notes. None of us, BAC, MLPF&S or BofAS is obligated to make a market for, or to repurchase, the notes. There is no assurance that any party will be willing to purchase your notes at any price in any secondary market.

Conflict-related Risks

■BAC and its affiliates’ hedging and trading activities (including trades in shares of the Basket Stocks) and any hedging and trading activities BAC or its affiliates engage in that are not for your account or on your behalf, may affect the market value and return of the notes and may create conflicts of interest with you.

■There may be potential conflicts of interest involving the calculation agent, which is an affiliate of ours.  We have the right to appoint and remove the calculation agent.

Market Measure-related Risks

■An Underlying Company will have no obligations relating to the notes, and none of us, BAC, MLPF&S or BofAS will perform any due diligence procedures with respect to any Underlying Company in connection with this offering.

■You will have no rights of a holder of the Basket Stocks and you will not be entitled to receive shares of the Basket Stocks or dividends or other distributions by any Underlying Company.

■While BAC and our other affiliates may from time to time own securities of the Underlying Companies, we, BAC and our other affiliates do not control any Underlying Company, and have not verified any disclosure made by any other company.

■Payments on the notes will not be adjusted for all corporate events that could affect the Basket Stocks. See “Description of the Notes—Anti-Dilution Adjustments Relating to Underlying Stocks” beginning on page PS-41 of the accompanying product supplement.

■CEG has limited actual historical information. CEG commenced trading on the Nasdaq Select Global Market recently. Because CEG is of recent origin and limited actual historical performance data exists with respect to it, your investment in the Notes may involve a greater risk than investing in Notes linked to underlying stocks with a more established record of performance.

Tax-related Risks

■The U.S. federal income tax consequences of the notes are uncertain, and may be adverse to a holder of the notes.  See “Summary Tax Consequences” below and “U.S. Federal Income Tax Summary” beginning on page PS-48 of the accompanying product supplement.

Additional Risk Factors

Additional Market Measure-Related Risks

The Basket Stocks are concentrated in one sector.

All of the Basket Stocks are issued by companies in the energy sector. Although an investment in the notes will not give holders any ownership or other direct interests in the Basket Stocks, the return on an investment in the notes will be subject to certain risks associated with a direct equity investment in companies in the energy sector. Accordingly, by investing in the notes, you will not benefit from the diversification which could result from an investment linked to companies that operate in multiple sectors.

Adverse conditions in the energy sector may reduce your return on the notes.

All of the Basket Stocks are issued by companies whose primary lines of business are directly associated with the energy sector. The profitability of these companies is largely dependent on supply and demand both for their specific product or service and for energy products in general. The price of oil and gas, exploration and production spending, government regulation, world events and economic conditions will likewise affect the performance of these companies. Correspondingly, the stocks of companies in the energy sector are subject to swift price fluctuations caused by events relating to international politics, energy conservation, the success of exploration projects and tax and other governmental regulatory policies. Weak demand for the companies’ products or services or for energy products and services in general, as well as negative developments in these other areas, would adversely impact the value of the Basket Stocks and, therefore, the value of the Basket and the value of the notes. As a result of these factors, the value of the notes may be subject to greater volatility and be more adversely affected by economic, political, or regulatory events relating to the energy sector.

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Autocallable Contingent Coupon (with Memory) Barrier Notes Linked to a Basket of Three Stocks, due June , 2028

The Basket

The Basket Stocks are described in the section entitled “The Basket Stocks” below. Each Basket Stock will be assigned an initial weight on the pricing date, as set forth in the table below.

For more information on the calculation of the value of the Basket, please see the section entitled “Description of the Notes—Baskets” beginning on page PS-48 of the accompanying product supplement.

If June 2, 2026 were the pricing date, for each Basket Stock, the Initial Component Weight, the Closing Market Price, the hypothetical Component Ratio and the initial contribution to the Basket value would be as follows:

Basket Stock	Bloomberg Symbol	Initial Component Weight	Closing Market Price(1)(2)	Hypothetical Component Ratio(1)(3)	Initial Basket Value Contribution
Constellation Energy Corporation	CEG	33.34%	$272.65	0.12228131	33.34
Vistra Corp.	VST	33.33%	$157.97	0.21098943	33.33
BWX Technologies, Inc.	BWXT	33.33%	$187.26	0.17798782	33.33
				Starting Value	100.00

(1)The actual Closing Market Price of each Basket Stock and the resulting actual Component Ratios will be determined on the pricing date and will be set forth in the final term sheet that will be made available in connection with sales of the notes.

(2)These were the Closing Market Prices of the Basket Stocks on June 2, 2026.

(3)Each hypothetical Component Ratio equals the Initial Component Weight of the relevant Basket Stock (as a percentage) multiplied by 100, and then divided by the Closing Market Price of that Basket Stock on June 2, 2026 and rounded to eight decimal places.

The calculation agent will calculate the value of the Basket on the applicable Coupon Observation Date or Call Observation Date or the Final Calculation Day, as applicable, by summing the products of the Closing Market Price for each Basket Stock on that day (multiplied by its Price Multiplier on that day) and the Component Ratio applicable to that Basket Stock. The Price Multiplier for each Basket Stock will initially be 1, and is subject to adjustment as described in the accompanying product supplement. If a Market Disruption Event or non-trading day occurs as to any Basket Stock on a scheduled Coupon Observation Date or Call Observation Date or the scheduled Final Calculation Day, the Closing Market Price of that Basket Stock will be determined as more fully described in the section entitled “Description of the Notes–Baskets—Value of the Basket” on page PS-49 of the accompanying product supplement.

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Autocallable Contingent Coupon (with Memory) Barrier Notes Linked to a Basket of Three Stocks, due June , 2028

While actual historical information on the Basket will not exist before the pricing date, the following graph sets forth the hypothetical historical daily performance of the Basket from January 20, 2022 through June 2, 2026. The graph is based upon actual daily historical prices of the Basket Stocks, hypothetical Component Ratios based on the closing prices of the Basket Stocks as of January 19, 2022, and a Basket value of 100.00 as of that date. This hypothetical historical data on the Basket is not necessarily indicative of the future performance of the Basket or what the value of the notes may be. Any hypothetical historical upward or downward trend in the value of the Basket during any period set forth below is not an indication that the value of the Basket is more or less likely to increase or decrease at any time over the term of the notes.

Hypothetical Historical Performance of the Basket

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Autocallable Contingent Coupon (with Memory) Barrier Notes Linked to a Basket of Three Stocks, due June , 2028

The Basket Stocks

We have derived the following information from publicly available documents. We have not independently verified the accuracy or completeness of the following information.

Because each Basket Stock is registered under the Securities Exchange Act of 1934, each Underlying Company is required to file periodically certain financial and other information specified by the SEC. Information provided to or filed with the SEC by the Underlying Companies can be located through the SEC’s website at www.sec.gov by reference to the applicable CIK number set forth below.

This term sheet relates only to the notes and does not relate to the Basket Stocks or to any other securities of the Underlying Companies. None of us, MLPF&S, BofAS or any of our respective affiliates has participated or will participate in the preparation of the Underlying Companies’ publicly available documents. None of us, MLPF&S, BofAS or any of our respective affiliates has made any due diligence inquiry with respect to the Underlying Companies in connection with the offering of the notes. None of us, MLPF&S, BofAS or any of our respective affiliates makes any representation that the publicly available documents or any other publicly available information regarding the Underlying Companies are accurate or complete. Furthermore, there can be no assurance that all events occurring prior to the date of this term sheet, including events that would affect the accuracy or completeness of these publicly available documents that would affect the trading price of the Basket Stocks, have been or will be publicly disclosed. Subsequent disclosure of any events or the disclosure of or failure to disclose material future events concerning the Underlying Companies could affect the value of the Basket Stocks and therefore could affect your return on the notes. The selection of the Basket Stocks is not a recommendation to buy or sell the Basket Stocks.

Common stock of Constellation Energy Corporation

Constellation Energy Corporation produces carbon-free energy and sustainable solutions. The company generates and distributes nuclear, hydro, wind, and solar energy solutions. The company serves homes, institutional customers, public sectors, community aggregations, and businesses in the United States. This Underlying Stock trades on the Nasdaq Global Select Market under the symbol "CEG". The company's CIK number is 0001868275.

The following graph shows the daily historical performance of CEG on its primary exchange for the period from January 19, 2022 (the date CEG first began trading) through June 2, 2026.  We obtained this historical data from Bloomberg L.P.  We have not independently verified the accuracy or completeness of the information obtained from Bloomberg L.P. On June 2, 2026, the Closing Market Price of CEG was $272.65. The graph below may have been adjusted to reflect certain corporate actions such as stock splits and reverse stock splits.

Historical Performance of CEG

This historical data on CEG is not necessarily indicative of the future performance of CEG or what the value of the notes may be. Any historical upward or downward trend in the price per share of CEG during any period set forth above is not an indication that the price per share of CEG is more or less likely to increase or decrease at any time over the term of the notes.

Before investing in the notes, you should consult publicly available sources for the prices and trading pattern of CEG.

Autocallable Contingent Coupon (with Memory) Barrier Notes	TS-12

Autocallable Contingent Coupon (with Memory) Barrier Notes Linked to a Basket of Three Stocks, due June , 2028

Common Stock of Vistra Corp.

Vistra Corp. is a retail electricity and power generation company. The company serves customers in the United States. This Underlying Stock trades on the NYSE under the symbol "VST". The company's CIK number is 0001692819.

The following graph shows the daily historical performance of VST on its primary exchange for the period from October 5, 2016 through June 2, 2026.  We obtained this historical data from Bloomberg L.P.  We have not independently verified the accuracy or completeness of the information obtained from Bloomberg L.P. On June 2, 2026, the Closing Market Price of VST was $157.97. The graph below may have been adjusted to reflect certain corporate actions such as stock splits and reverse stock splits.

Historical Performance of VST

This historical data on VST is not necessarily indicative of the future performance of VST or what the value of the notes may be. Any historical upward or downward trend in the price per share of VST during any period set forth above is not an indication that the price per share of VST is more or less likely to increase or decrease at any time over the term of the notes.

Before investing in the notes, you should consult publicly available sources for the prices and trading pattern of VST.

Common Stock of BWX Technologies, Inc.

BWX Technologies, Inc. is a specialty manufacturer of nuclear components, a developer of nuclear technologies and a service provider. This Basket Stock trades on the NYSE under the symbol "BWXT." The company's CIK number is 0001486957.

The following graph shows the daily historical performance of BWXT on its primary exchange for the period from January 1, 2016 through June 2, 2026.  We obtained this historical data from Bloomberg L.P.  We have not independently verified the accuracy or completeness of the information obtained from Bloomberg L.P. On June 2, 2026, the Closing Market Price of BWXT was $187.26. The graph below may have been adjusted to reflect certain corporate actions such as stock splits and reverse stock splits.

Autocallable Contingent Coupon (with Memory) Barrier Notes	TS-13

Autocallable Contingent Coupon (with Memory) Barrier Notes Linked to a Basket of Three Stocks, due June , 2028

Historical Performance of BWXT

This historical data on BWXT is not necessarily indicative of the future performance of BWXT or what the value of the notes may be. Any historical upward or downward trend in the price per share of BWXT during any period set forth above is not an indication that the price per share of BWXT is more or less likely to increase or decrease at any time over the term of the notes.

Before investing in the notes, you should consult publicly available sources for the prices and trading pattern of BWXT.

Autocallable Contingent Coupon (with Memory) Barrier Notes	TS-14

Autocallable Contingent Coupon (with Memory) Barrier Notes Linked to a Basket of Three Stocks, due June , 2028

Supplement to the Plan of Distribution; Conflicts of Interest

Under our distribution agreement with BofAS, BofAS will purchase the notes from us as principal at the public offering price indicated on the cover of this term sheet, less the indicated underwriting discount.

MLPF&S will purchase the notes from BofAS for resale, and will receive a discount in connection with the sale of the notes in an amount up to the full amount of underwriting discount set forth on the cover of this term sheet.

We will pay a fee to LFT Securities, LLC for providing certain electronic platform services with respect to this offering, which will reduce the economic terms of the Notes to you. An affiliate of BofAS has an ownership interest in LFT Securities, LLC.

MLPF&S and BofAS, each a broker-dealer subsidiary of BAC, are members of the Financial Industry Regulatory Authority, Inc. (“FINRA”) and will participate as selling agent in the case of BofAS, and as dealer, in the case of MLPF&S, in the distribution of the notes. Accordingly, offerings of the notes will conform to the requirements of Rule 5121 applicable to FINRA members. MLPF&S may not make sales in this offering to any of its discretionary accounts without the prior written approval of the account holder.

We may deliver the notes against payment therefor in New York, New York on a date that is greater than one business day following the pricing date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in one business day, unless the parties to any such trade expressly agree otherwise. Accordingly, if the initial settlement of the notes occurs more than one business day from the pricing date, purchasers who wish to trade the notes more than one business day prior to the original issue date will be required to specify alternative settlement arrangements to prevent a failed settlement.

The notes will not be listed on any securities exchange. In the original offering of the notes, the notes will be sold in minimum investment amounts of 10,000 units. If you place an order to purchase the notes, you are consenting to MLPF&S and/or one of its affiliates acting as a principal in effecting the transaction for your account.

MLPF&S and BofAS may repurchase and resell the notes, with repurchases and resales being made at prices related to then-prevailing market prices or at negotiated prices, and these will include MLPF&S’s and BofAS’s trading commissions and mark-ups or mark-downs. MLPF&S and BofAS may act as principal or agent in these market-making transactions; however, neither is obligated to engage in any such transactions. At their discretion, for a short, undetermined initial period after the issuance of the notes, MLPF&S and BofAS may offer to buy the notes in the secondary market at a price that may exceed the initial estimated value of the notes. Any price offered by MLPF&S or BofAS for the notes will be based on then-prevailing market conditions and other considerations, including the performance of the Market Measure and the remaining term of the notes. However, neither we nor any of our affiliates is obligated to purchase your notes at any price, or at any time, and we cannot assure you that we or any of our affiliates will purchase your notes at a price that equals or exceeds the initial estimated value of the notes.

The value of the notes shown on your account statement will be based on BofAS’s estimate of the value of the notes if BofAS or another of our affiliates were to make a market in the notes, which it is not obligated to do. That estimate will be based upon the price that BofAS may pay for the notes in light of then-prevailing market conditions and other considerations, as mentioned above, and will include transaction costs. At certain times, this price may be higher than or lower than the initial estimated value of the notes.

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Autocallable Contingent Coupon (with Memory) Barrier Notes Linked to a Basket of Three Stocks, due June , 2028

Structuring the Notes

The notes are our debt securities, the return on which is linked to the performance of the Market Measure.  The related guarantees are BAC’s obligations. As is the case for all of our and BAC’s respective debt securities, including our market-linked notes, the economic terms of the notes reflect our and BAC’s actual or perceived creditworthiness at the time of pricing.  In addition, because market-linked notes result in increased operational, funding and liability management costs to us and BAC, BAC typically borrows the funds under these types of notes at a rate that is more favorable to BAC than the rate that it might pay for a conventional fixed or floating rate debt security. This rate, which we refer to in this term sheet as BAC’s internal funding rate, is typically lower than the rate BAC would pay when it issues conventional fixed or floating rate debt securities. This generally relatively lower internal funding rate, which is reflected in the economic terms of the notes, along with the fees and charges associated with market-linked notes, typically results in the initial estimated value of the notes on the pricing date being less than their public offering price.

At maturity, if not previously automatically called, we are required to pay the Redemption Amount to holders of the notes, which will be calculated based on the performance of the Market Measure and the $10 per unit principal amount. In order to meet these payment obligations, at the time we issue the notes, we may choose to enter into certain hedging arrangements (which may include call options, put options or other derivatives) with BofAS or one of our other affiliates.  The terms of these hedging arrangements are determined by seeking bids from market participants, including MLPF&S, BofAS and its affiliates, and take into account a number of factors, including our and BAC’s creditworthiness, interest rate movements, the volatility of the Market Measure, the tenor of the notes and the tenor of the hedging arrangements.  The economic terms of the notes and their initial estimated value depend in part on the terms of these hedging arrangements. These hedging arrangements are expected to result in a profit to those engaging in the hedging activity, which could be more or less than initially expected, but could also result in a loss.

For further information, see “Risk Factors” beginning on page PS-6 and “Use of Proceeds” on page PS-27 of the accompanying product supplement.

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Autocallable Contingent Coupon (with Memory) Barrier Notes Linked to a Basket of Three Stocks, due June , 2028

Summary Tax Consequences

You should consider the U.S. federal income tax consequences of an investment in the notes, including the following:

■There is no statutory, judicial, or administrative authority directly addressing the characterization of the notes.

■You agree with us (in the absence of an administrative determination, or judicial ruling to the contrary) to characterize and treat the notes for all tax purposes as a contingent income-bearing single financial contract with respect to the Basket Stocks.

■Under this characterization and tax treatment of the notes, we intend to take the position that the Contingent Coupon Payments constitute taxable ordinary income to a U.S. Holder (as defined in the prospectus supplement) at the time received or accrued in accordance with the U.S. Holder’s regular method of accounting. Upon receipt of a cash payment at maturity or upon a sale or exchange of the notes prior to maturity (other than amounts representing accrued Contingent Coupon Payments), a U.S. Holder generally will recognize capital gain or loss upon maturity or upon a sale, exchange or redemption of the notes prior to maturity. This capital gain or loss generally will be long-term capital gain or loss if you hold the notes for more than one year.

■No assurance can be given that the Internal Revenue Service (“IRS”) or any court will agree with this characterization and tax treatment.

■We intend to take the position that any Contingent Coupon Payments constitute taxable ordinary income to a U.S. Holder at the time received or accrued, in accordance with the U.S. Holder’s method of tax accounting.

■Because the U.S. federal income tax treatment of the Contingent Coupon Payments is uncertain, we (or the applicable paying agent) will withhold U.S. federal income tax at a 30% rate (or at a lower rate under an applicable income tax treaty) on the entire amount of any Contingent Coupon Payment made to a Non-U.S. Holder unless such payments are effectively connected with the conduct by the Non-U.S. Holder of a trade or business in the U.S. (in which case, to avoid withholding, the Non-U.S. Holder will be required to provide a Form W-8ECI). We (or the applicable paying agent) will not pay any additional amounts in respect of such withholding.

■Under current IRS guidance, withholding on “dividend equivalent” payments (as discussed in the product supplement), if any, will not apply to notes that are issued as of the date of this term sheet unless such notes are “delta-one” instruments.

You should consult your own tax advisor concerning the U.S. federal income tax consequences to you of acquiring, owning, and disposing of the notes, as well as any tax consequences arising under the laws of any state, local, foreign, or other tax jurisdiction and the possible effects of changes in U.S. federal or other tax laws. You should review carefully the discussion under the section entitled “U.S. Federal Income Tax Summary” beginning on page PS-48 of the accompanying product supplement.

Where You Can Find More Information

We and BAC have filed a registration statement (including a product supplement, a prospectus supplement, and a prospectus) with the SEC for the offering to which this term sheet relates.  Before you invest, you should read the Note Prospectus, including this term sheet, and the other documents relating to this offering that we and BAC have filed with the SEC, for more complete information about us, BAC and this offering.  You may get these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, we, any agent, or any dealer participating in this offering will arrange to send you these documents if you so request by calling MLPF&S or BofAS toll-free at 1-800-294-1322.

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